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                                                                      EXHIBIT 15

Salomon Smith Barney
Seven World Trade Center
New York, New York 10048

212-783-7000



February 23, 1998


Board of Directors
Kapson Senior Quarters Corp.
242 Crossways Park Drive
Woodbury, NY  11797

Ladies and Gentlemen:

                  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share ("Company Common Stock"), and to the holders of shares of $2.00 Exchangeable Preferred Stock, par value $0.01 per share ("Company Preferred Stock"), of Kapson Senior Quarters Corp. (the "Company") of the consideration to be received by such holders in the proposed acquisition of the Company by Prometheus Senior Quarters LLC ("Acquiror") pursuant to the Amended and Restated Agreement and Plan of Merger (the "Amended Agreement"), dated February 23, 1998, among Acquiror, Prometheus Acquisition Corp. ("Sub") and the Company.

                  As more specifically set forth in the Amended Agreement, Sub will commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Common Stock at a price of $14.50 per share and all outstanding shares of Company Preferred Stock at a price of $27.93 per share. Following consummation of the Proposed Tender Offer, Sub will be merged with and into the Company (the "Proposed Merger" and, collectively with the Proposed Tender Offer, the "Proposed Transaction") and each then outstanding share of Company Common Stock and Company Preferred Stock (other than shares held in the treasury of the Company, shares owned by Acquiror, Sub or any other direct or indirect subsidiary of Acquiror or of the Company, and shares as to which appraisal rights have been properly exercised under applicable law) will be converted into the right to receive, in cash, the amount paid for a share of Company Common Stock or Company Preferred Stock, as the case may be, pursuant to the Proposed Tender Offer.

                  In connection with rendering our opinion, we have reviewed and analyzed material bearing upon the financial and operating condition and prospects of the Company including, among other things, the following: (i) the final draft of the Amended Agreement; (ii) certain publicly available information concerning the Company, including the Annual Report on Form 10-K of the Company for the period ended December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the prospectus, dated September 26, 1996, relating to the initial public offering of Company Common Stock;
(iv) the prospectus, dated July 1, 1997, relating to the offering of Company Preferred Stock; (v) certain internal information of the Company, primarily financial in


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nature, including projections, concerning the business and operations of the
Company furnished to us by the Company for purposes of our analysis; (vi) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (vii) certain publicly available information with respect to certain publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also discussed the foregoing, as well as other matters we believe relevant to our inquiry, with the management of the Company and officers of Acquiror.

                  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a physical inspection of any of the properties or facilities of the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals. With respect to projections, we have, upon the advice and consent of management of the Company, assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management as to the future financial performance of the Company and we express no view with respect to such projections or the assumptions on which they were based. We have also assumed that the definitive Amended Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the draft of such document we have reviewed and that the Proposed Acquisition will be consummated in a timely manner and in accordance with the terms of the Amended Agreement.

                  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the terms of the Company Preferred Stock; (iv) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and (v) the nature and terms of certain other acquisition

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transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Amended Agreement, including the initial discussions with other potential acquirors. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Company Common Stock and Company Preferred Stock in the Proposed Tender Offer and the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Transaction or constitute a recommendation to any holder of Company Common Stock or Company Preferred Stock as to whether such holder should tender such stock in the Proposed Tender Offer or to any holder of Company Common Stock or Company Preferred Stock as to how such holder should vote with respect to the Proposed Merger, if such a vote is taken.

                  As you are aware, Salomon Brothers Inc, now doing business as Salomon Smith Barney (collectively with all other entities doing business as Salomon Smith Barney, "Salomon Smith Barney"), is acting as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Proposed Transaction. Additionally, Salomon Smith Barney or its affiliates have previously rendered certain investment banking and financial advisory services to the Company and certain affiliates of Acquiror, for which we received customary compensation. In addition, in the ordinary course of our business, Salomon Smith Barney may actively trade the debt and equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with the Company or Acquiror.

                  As you are aware, Salomon Smith Barney has acted as financial advisor to ARV Assisted Living, Inc. ("ARV") in connection with an investment by an affiliate of Acquiror in ARV. Salomon Smith Barney has not advised ARV or the Company concerning the terms of, or the consideration provided with respect to, the consent provided by ARV to permit Acquiror to proceed with the Proposed Transaction and this opinion does not address the fairness or appropriateness of such terms or consideration.

                  This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be

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used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney.

                  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the holders of Company Common Stock and Company Preferred Stock in the Proposed Tender Offer and the Proposed Merger is fair, from a financial point of view, to such holders.

                                                   Very truly yours,


                                                   /s/ Salomon Smith Barney